EX 99.1

Tyrone Bland Steps Down from Board of Directors to Pursue Public Sector Opportunities

LOS ANGELES – August 29, 2025 – Surf Air Mobility Inc. (NYSE: SRFM) (“Surf Air Mobility” or “the Company”), a leading regional air mobility platform, today announced that Tyrone D. Bland resigned from his position as a member of the Company’s Board of Directors, effective August 27, 2025, in order to pursue public sector lobbying, political engagement, and business development opportunities.

Mr. Bland said: “My decision to step down reflects my professional full-time career priorities. I have complete confidence in the Board and Management as they continue to guide Surf Air Mobility’s growth and success.”

Carl Albert, Chairman of the Board for Surf Air Mobility, said: “The Board of Directors expressed its gratitude to Mr. Bland and thanked him for his service to Surf Air Mobility.”

About Surf Air Mobility

Surf Air Mobility is a Los Angeles-based regional air mobility platform and one of the largest commuter airlines in the U.S. by scheduled departures. It is also the largest U.S. passenger operator of Cessna Caravans. In addition to its airline operations and On Demand charter services, Surf Air Mobility is developing an AI-powered software platform for the Regional Air Mobility industry. The company is also working to commercialize electrified aircraft and develop proprietary powertrain technology for the Cessna Caravan. Surf Air Mobility plans to offer its software and electrification solutions to the Regional Air Mobility industry to improve safety, efficiency, and profitability.

Surf Air Mobility Media Contacts
Press: press@surfair.com
Investors: investors@surfair.com